UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

November 1, 2012

Date of report (date of earliest event reported)

Michaels Stores, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-09338	75-1943604
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

8000 Bent Branch Drive

Irving, Texas 75063

(Address of principal executive offices) (Zip Code)

(972) 409-1300

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On November 1, 2012, Michaels Stores, Inc. (the “Company”) completed its previously disclosed redemption of the remaining outstanding $180.0 million in aggregate principal amount of the Company’s 13% Subordinated Discount Notes due 2016 (the “Subordinated Discount Notes”) issued pursuant to the Indenture, dated as of October 31, 2006 (the “Subordinated Discount Notes Indenture”), by and among the Company, the guarantors party thereto and Law Debenture Trust Company of New York, as trustee (as successor trustee to Wells Fargo Bank, National Association).

The Company redeemed a portion of the Subordinated Discount Notes (which consisted of $0.4 million in aggregate principal amount) equal to the AHYDO Amount (as defined in the Subordinated Discount Notes Indenture) at a redemption price equal to 100% and the remaining Subordinated Discount Notes (which consisted of $179.6 million in aggregate principal amount) at a redemption price equal to 104.333%, in each case plus accrued but unpaid interest up to, but not including, the redemption date.  The Company did not incur any early termination penalties in connection with the redemption of the Subordinated Discount Notes beyond the 4.333% redemption premium described above.  The redemption was funded with borrowings under the Company’s senior secured asset-based revolving credit facility provided for in the second amended and restated credit agreement, dated as of September 17, 2012, by and among the Company, the other borrowers party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto.

As a result of the foregoing, the Subordinated Discount Notes Indenture was satisfied and discharged in accordance with its terms effective November 1, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAELS STORES, INC.

Dated: November 2, 2012	By:	/s/ Charles M. Sonsteby
Charles M. Sonsteby
Member of the Interim Office of the Chief Executive Officer, Chief Administrative Officer & Chief Financial Officer